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FOR IMMEDIATE RELEASE

For Further Information
Contact:  Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321



                   TRANS-LUX ANNOUNCES SECOND QUARTER RESULTS

NORWALK, CT, August 15, 2005 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the second quarter ended June 30, 2005. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Second Quarter 2005
For the quarter, revenues totaled $13.5 million, up slightly from $13.1 million during the same period in 2004. The Company posted a loss from continuing operations of $401,000 (-$0.32 per share), down from $727,000 net income ($0.58 per share basic, $0.28 per share diluted) during the same period in 2004, which had included the gain on the sale/leaseback of the Company's Norwalk, Connecticut, headquarters. The loss is principally due to continuing equipment rental disconnects in the financial services industry. In addition, although the Company's debt levels decreased, higher interest rates also impacted earnings. Due to last year's gain on the sale/leaseback, cash flow, as defined by EBITDA, decreased to $2.7 million from $4.5 million quarter over quarter. While cash flow was not as strong as last year, the Company's cash position remains strong with in excess of $10 million of available cash and availability under a revolving loan of up to $5.0 million, and a non-revolving line of credit of up to $6.2 million for the purpose of financing 50% of the redemption and/or purchase of its 7 1/2% Convertible Subordinated Notes due 2006.

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Six Months Ended June 30, 2005
For the six months ended June 30, 2005, Trans-Lux reported revenues of $25.1 million in the first half of 2005, down slightly from $25.4 million during the same period in 2004. The Company posted a loss from continuing operations of $823,000 (-$0.65 per share), down from $750,000 net income ($0.60 per basic share, $0.40 per diluted share) during the same period last year, which had included the gain on the sale/leaseback of the Company's headquarters. As a result, EBITDA was $5.3 million for the six-month period, compared to $7.9 million last year.

"Field service costs, which are part of the cost of equipment rentals and maintenance, have remained high in relation to the number of disconnects occurring. We have been working to restructure this area and have already completed the first phase by centralizing our dispatch and help desk at our facility in Des Moines, Iowa," said Mr. Mulcahy. "We continue to streamline operations as we reinforce our core businesses and expand into new areas of business."

Entertainment/Real Estate
Revenues for the Entertainment/Real Estate division were slightly behind the same period last year but remain ahead of industry trends, which are lagging.
As part of its expansion strategy, the Company completed the addition of two screens earlier this year to its Dillon, Colorado multiplex, which now operates with eight screens, and began work on a new 14-plex theatre lease in a Lifestyle shopping center in Loveland, Colorado, through a joint venture with Metropolitan Theatres. The joint venture is divesting itself of the existing theatre in the same city. Subsequent to the second quarter, the Company purchased land in Silver City, New Mexico for the construction of a new theatre. Top grossing films for the period included Star Wars: Episode III - Revenge of the Sith, Madagascar, Mr. & Mrs. Smith and The Longest Yard. The Company continues to lease to others certain real estate assets and, in the second quarter, sold a small piece of excess land adjacent to its recently renovated Taos, New Mexico seven-plex cinema at a profit.

Display Division
The Outdoor Display division experienced another growth quarter, driven largely by increased sales of its new outdoor full matrix LED CaptiVue(TM) product line in both its commercial and catalog scoreboard markets. The division finished the quarter ahead of projections and with its largest-ever

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backlog.  Recent sales included an order from Furniture World for a large full color RainbowWall(R) video advertising display for its new retail facility in Salem, New Hampshire. Other notable orders included an outdoor double-faced full color RGB RainbowWall video advertising display for Lively Olds-Cadillac-GMC automobile dealership in East Texas and a high visibility CaptiVue message center for a specialty restaurant in Virginia. The division is also benefiting from its joint supplier agreement initiated last quarter with Barco, a leading provider of display solutions for professional/collegiate sports markets and commercial markets. Under the agreement, Trans-Lux distributes Barco's line of advanced LED video display products to its catalog sports market while Barco distributes Trans-Lux monochrome and tricolor LED digital displays worldwide.

Although the financial services market remains sluggish for the Indoor Display division, disconnects of existing rental installations continued at a slower pace than past quarters and the Company has seen some increase in sales activity in this market. In regard to this trend, the Company secured a number of orders for displays in trading, retail and internal messaging applications, including DataWall(R), LED Jet(R), GraphixWall(R) and plasma displays, for firms in various segments of the financial services market, including retail brokerages, credit unions and energy providers.

In the transportation industry, one of the Indoor Display division's newer growth areas, the Company was awarded a significant order from Miami Airport for over 400 of its new GraphixWall display products to be installed throughout the facility as part of a major renovation project. The Company continued to receive additional orders from a major food retailer for a regional rollout program of in-store promotional displays as well as from a national HMO for DataWall and VisionWriter(R) displays for pharmacy waiting room applications. Additional sales of displays for business school classroom applications also continued during the quarter

In the gaming sector, the Company received a contract for the sports book at South Coast Casino in Las Vegas, the seventh Coast Casino property to install a Trans-Lux electronic sports book display system. Trans-Lux also continues to look for more areas to expand internationally - most recently, obtaining an order for a curved electronic ticker and DataWall displays at a facility of the Ontario Lottery & Gaming Corp.

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About Trans-Lux
Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, corporate, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our newly designed website at www.trans-lux.com.

(Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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Trans-Lux / 5

                                            TRANS-LUX CORPORATION

                                            RESULTS OF OPERATIONS
                                                 (Unaudited)
<CAPTOINS>

                                                           THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                 JUNE 30                    JUNE 30
                                                           -------------------         ------------------
(In thousands, except per share data)                         2005        2004            2005       2004
                                                           -------------------         ------------------
Revenues                                                   $13,464     $13,112         $25,113    $25,441

Net income (loss):
  Income (loss) from continuing operations                    (401)        727            (823)       750
  Income from discontinued operation (1)                         -         112               -        127
                                                           -------     -------         -------    -------
  Net income (loss)                                           (401)        839            (823)       877

Calculation of EBITDA - add:

  Interest expense, net                                        893         922           1,839      1,837
  Provision for income taxes                                  (249)        515            (511)       534
  Depreciation and amortization                              2,425       2,401           4,821      4,845
  Effect of discontinued operation (1)                           -        (195)              -       (170)
                                                           -------     -------         -------    -------
  EBITDA (2)                                               $ 2,668     $ 4,482         $ 5,326    $ 7,923
                                                           =======     =======         =======    =======

Earnings (loss) per share - continuing operations:
  Basic                                                    $ (0.32)    $  0.58         $ (0.65)   $  0.60
  Diluted                                                  $ (0.32)    $  0.28         $ (0.65)   $  0.40

Earnings (loss) per share - discontinued operation:
  Basic                                                          -     $  0.09               -    $  0.10
  Diluted                                                        -     $  0.03               -    $  0.03

Total earnings (loss) per share:
  Basic                                                    $ (0.32)    $  0.67         $ (0.65)   $  0.70
  Diluted                                                  $ (0.32)    $  0.31         $ (0.65)   $  0.43

Average common shares outstanding:
  Basic                                                      1,261       1,261           1,261      1,261
  Diluted                                                    1,261       4,022           1,261      3,725


(1) Discontinued operation represents the Australian subsidiary, which was sold in April 2004.

(2) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.
EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.